UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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MBNA Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MBNA CORPORATION

1100 North King Street
Wilmington, Delaware 19884

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS

      Dear Stockholder:

      You are invited to attend the 2004 Annual Meeting of Stockholders of MBNA Corporation at our international headquarters located at 1100 North King Street, Wilmington, Delaware on May 3, 2004 at 10:00 a.m.

      Stockholders will vote on the following matters at the meeting:

1.	The election of seven directors to serve until the next annual meeting and until their successors are elected and qualify;

2.	The ratification of Ernst & Young LLP’s appointment as the Corporation’s independent auditors; and

3.	Two stockholder proposals, each opposed by the Board, which are described in the accompanying Proxy Statement.

      We will also transact whatever other business that may properly be brought before the meeting.

      You will be entitled to vote at the meeting if you were a record holder of our common stock at the close of business on February 13, 2004. If you are a stockholder of record as of this date and present identification, you will be admitted to the meeting. If you own stock beneficially through a bank, broker or otherwise, you will be admitted to the meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

      If you hold stock in your own name as a stockholder of record, please mark, sign, date, and return promptly the enclosed proxy in the enclosed envelope even if you plan to attend the meeting. If you attend the meeting and wish to vote in person, you may then withdraw your proxy. If your stock is held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted.

Sincerely,

John W. Scheflen
Secretary

March 15, 2004

PROXY STATEMENT
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
ELECTION OF DIRECTORS (Item 1)
CORPORATE GOVERNANCE
GOVERNANCE COMMITTEE REPORT
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS
INDEPENDENT AUDITORS
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS AND BOARD OF DIRECTORS’ RESPONSES (ITEMS 3-4)
BOARD OF DIRECTORS’ RESPONSE
STOCKHOLDER PROPOSAL
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING OF STOCKHOLDERS
OTHER BUSINESS
IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS
ANNUAL REPORT ON FORM 10-K
CHARTER

General Information	1
Security Ownership of Management and Certain Beneficial Owners	3
Election of Directors (Item 1)	5
Corporate Governance	7
Governance Committee Report	12
Audit Committee Report	13
Compensation Committee Report on Executive Compensation	14
Compensation Committee Interlocks and Insider Participation	18
Executive Compensation	18
Stock Performance Graph	25
Certain Relationships	26
Independent Auditors	28
Ratification of Appointment of Independent Auditors (Item 2)	30
Stockholder Proposals and Board of Directors’ Responses (Items 3-4)	31
Section 16(a) Beneficial Ownership Reporting Compliance	34
Stockholder Proposals for 2005 Annual Meeting of Stockholders	35
Other Business	35
Important Notice Regarding Delivery of Security Holder Documents	35
Annual Report on Form 10-K	35

Appendix A
Audit Committee Charter	A-1

Appendix B
Categorical Standards	B-1

MBNA CORPORATION

1100 North King Street
Wilmington, Delaware 19884

PROXY STATEMENT

      We are furnishing this Proxy Statement in connection with our solicitation of proxies to be voted at the Annual Meeting of Stockholders of MBNA Corporation to be held at 10:00 a.m. on May 3, 2004, at our international headquarters located at 1100 North King Street, Wilmington, Delaware and at any adjournment thereof. This Proxy Statement will be first mailed or given to holders of our common stock on approximately March 15, 2004.

GENERAL INFORMATION

Solicitation of Proxies

      Our directors, officers and employees may solicit proxies by mail, personal interview, telephone, fax and electronic mail. We will bear the cost of such solicitation. We have retained Morrow & Co., Inc. to assist in the solicitation of proxies for an anticipated fee of $10,000 plus reimbursement of expenses. Brokers and others will be reimbursed for their reasonable expenses in forwarding the proxy material to their customers who have beneficial interests in our common stock registered in names of nominees.

Revoking a Proxy

      You may revoke any proxy at any time prior to its use by:

•	execution and delivery of another proxy bearing a later date;

•	written notice to the Secretary of the Corporation at the address set forth above; or

•	by oral or written statement at the meeting.

      Shares represented by any proxy properly executed and received prior to the meeting will be voted at the meeting in accordance with the proxy or, if the proxy does not specify, in accordance with the recommendation of the Board.

Who May Vote

      Only record holders of our common stock at the close of business on February 13, 2004 are entitled to notice of and to vote at the meeting. If your stock is held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted. On the record date we had 1,277,671,875 shares of common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote. We have no provision for cumulative voting, which means you may not withhold your vote for one director and use that vote to vote more than once for another director.

What Constitutes a Quorum

      Stockholders may not take action at a meeting unless there is a quorum, or a minimum number of stockholders present at the meeting. A quorum for the meeting requires the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting.

Votes Required

      The election of directors requires a plurality of the votes cast at the meeting. The ratification of the appointment of the Corporation’s independent auditors and approval of the stockholder proposals each requires the affirmative vote of a majority of the votes cast at the meeting.

Voting Process

      Stockholders will vote at the meeting by ballot. Votes cast at the meeting in person or by proxy will be tallied by the Corporation’s transfer agent. Shares held by stockholders present at the meeting in person who do not vote on a matter and ballots marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on the matter, and will not have an effect on the result of the vote on any matter at this meeting. “Broker non-votes” (which are shares represented by proxies, received from a broker or nominee, indicating that the broker or nominee has not voted the shares on a matter with respect to which the broker or nominee does not have discretionary voting power) will be treated as abstentions — present at the meeting, but not voted, and will not have an effect on the result of the vote on any matter at this meeting.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth information with respect to beneficial ownership of shares of our common stock as of February 13, 2004, by each current director, by our former and current Chief Executive Officer, by each of our other top four compensated executive officers, by all our directors and executive officers as a group and, as of December 31, 2003, by each other person known to us to own beneficially 5% or more of our common stock.

		Percent of
Name	Number of Shares	Outstanding

The Alfred Lerner Trust dated June 29, 2001(1)	86,125,545	6.7%
c/o Squire, Sanders & Dempsey L.L.P. 4900 Key Tower, 127 Public Square Cleveland, Ohio 44114
Norma Lerner(1, 2)	15,000	*
Randolph D. Lerner, Esq.(1, 3)	386,011	*
James H. Berick, Esq.(4)	268,679	*
Charles M. Cawley(5)	11,246,171	*
Benjamin R. Civiletti, Esq.(6)	227,636	*
John R. Cochran III(7)	7,780,587	*
Bruce L. Hammonds(8)	7,050,058	*
William L. Jews(9)	34,000	*
Stuart L. Markowitz, M.D.(10)	1,050,682	*
William B. Milstead(11)	11,000	*
Michael Rosenthal, Ph.D.(12)	235,774	*
Richard K. Struthers(13)	4,824,696	*
Lance L. Weaver(14)	4,124,159	*
Vernon H. C. Wright(15)	3,070,070	*
All directors and executive officers as a group(16)	146,287,570	11.1%
Name of Investment Advisor
Alliance Capital Management L.P. and affiliates(17)	110,190,465	8.6%
1290 Avenue of the Americas
New York, New York 10104

*	Less than 1% of the shares outstanding.

(1)	The Alfred Lerner Trust dated June 29, 2001 (the “Trust”) beneficially owns 86,125,545 shares. The shares were transferred to the Trust pursuant to the will of Al Lerner, our former Chairman and Chief Executive Officer. The co-trustees and beneficiaries of the Trust are Mr. Lerner’s widow, Norma Lerner, and his children, Nancy Beck and Randolph D. Lerner. These three persons share voting and investment power with respect to these shares. When the shares held by the Trust are added to the shares beneficially owned by each beneficiary, Mrs. Lerner beneficially owns 86,140,545 shares, Ms. Beck beneficially owns 86,125,545 shares, and Mr. Randolph Lerner beneficially owns 86,511,556 shares. Mrs. Lerner is a director of the Corporation and Mr. Randolph Lerner is a director and executive officer of the Corporation.

(2)	Includes 15,000 shares subject to options exercisable within 60 days.

(3)	Includes 272,106 shares subject to options exercisable within 60 days.

(4)	Includes 222,106 shares subject to options exercisable within 60 days; does not include 22,780 shares owned by Mr. Berick’s sons as to which Mr. Berick disclaims beneficial ownership.

(5)	Includes 1,257,686 restricted shares and 9,679,710 shares subject to options exercisable within 60 days. Includes 7,000 shares with shared voting and investment power.

(6)	Includes 195,856 shares subject to options exercisable within 60 days and 26,250 shares owned by Mr. Civiletti’s wife.

(7)	Includes 2,032,523 restricted shares and 5,688,862 shares subject to options exercisable within 60 days.

(8)	Includes 2,032,523 restricted shares and 4,904,926 shares subject to options exercisable within 60 days.

(9)	Includes 32,500 shares subject to options exercisable within 60 days.

(10)	Includes 222,106 shares subject to options exercisable within 60 days; does not include 15,000 shares owned by Dr. Markowitz’ wife as to which Dr. Markowitz disclaims beneficial ownership.

(11)	Includes 10,000 shares subject to options exercisable within 60 days.

(12)	Includes 222,106 shares subject to options exercisable within 60 days; does not include 20,502 shares owned by Dr. Rosenthal’s wife as to which Dr. Rosenthal disclaims beneficial ownership.

(13)	Includes 1,248,944 restricted shares and 3,502,554 shares subject to options exercisable within 60 days. Includes 13,000 shares with shared voting and investment power.

(14)	Includes 1,368,797 restricted shares and 2,686,875 shares subject to options exercisable within 60 days.

(15)	Includes 683,843 restricted shares and 2,293,159 shares subject to options exercisable within 60 days. Includes 26,634 shares with shared voting and investment power.

(16)	Includes 12,709,976 restricted shares and 44,747,723 shares subject to options exercisable within 60 days. Includes 61,891 shares with shared voting and investment power. Also reflects 86,125,545 shares beneficially owned by The Alfred Lerner Trust dated June 29, 2001 for which Norma Lerner and Randolph Lerner have shared voting and investment power.

With restricted shares, the person has sole voting power and, until the restrictions on the shares are released, no investment power. Unless otherwise indicated, all other shares are owned with sole voting and investment powers. No nominee for director or executive officer beneficially owns any shares of our preferred stock.

(17)	According to their report on Schedule 13G, as of December 31, 2003, Alliance Capital Management L.P. (“Alliance”) and certain affiliates of Alliance (together with their parent corporations AXA Financial, Inc., AXA, and certain AXA affiliates) were deemed to beneficially own in the aggregate 110,190,465 shares, or 8.6%, of our common stock, primarily held for investment advisory clients. Under the ownership reporting rules of the Securities Exchange Act of 1934, an entity is deemed to beneficially own shares if it has the power to vote or dispose of the shares even if it has no economic interest in the shares. According to the Schedule 13G, the reporting persons had sole power to vote 48,965,780 shares, no power to vote 39,001,965 shares, shared power to vote 22,222,720 shares, sole power to dispose of 109,842,569 shares and shared power to dispose of 347,896 shares. Alliance has provided a Schedule 13G to us in which it certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Corporation.

ELECTION OF DIRECTORS

(Item 1)

      The Governance Committee of the Board has proposed seven director nominees to serve for the coming year and until their successors are elected and qualify. Shares represented by proxies will be voted for the election of the nominees named below unless authority to do so is withheld. The Governance Committee does not intend to select another nominee if any current nominee should be unable to serve. All the Corporation’s directors also serve as directors of MBNA America Bank, N.A. (the “Bank”), the Corporation’s principal subsidiary.

      Current directors Norma Lerner and Michael Rosenthal decided in February 2004 to retire as directors of the Corporation and the Bank effective with the 2004 Annual Meeting of Stockholders. The Board anticipates adding two new independent directors to the Board later in 2004 following the Annual Meeting of Stockholders. The Governance Committee has engaged a director search firm to assist in identifying and screening potential candidates.

Name	Age	Position

James H. Berick, Esq.	70	Retired Partner, Squire, Sanders & Dempsey L.L.P., attorneys
Benjamin R. Civiletti, Esq.	68	Chairman, Venable LLP, attorneys
Bruce L. Hammonds	55	President and Chief Executive Officer of the Corporation
William L. Jews	52	President and Chief Executive Officer, CareFirst BlueCross BlueShield; Chief Executive Officer, Blue Cross Blue Shield of Delaware
Randolph D. Lerner, Esq.	42	Chairman of the Corporation; Owner, Cleveland Browns
Stuart L. Markowitz, M.D.	56	Internist and Managing Partner, Drs. Markowitz, Rosenberg, Stein & Associates, physicians
William B. Milstead	63	Retired Partner, Ernst & Young LLP, certified public accountants

Mr. Berick has been a director of the Corporation since January 1991 and a director of the Bank since April 1991. He retired on December 31, 2002 as a partner of Squire, Sanders & Dempsey L.L.P., the successor to Berick, Pearlman & Mills Co., L.P.A., of which Mr. Berick was Chairman from July 1986 until January 2000. He is a director of The Town and Country Trust.

Mr. Civiletti has been a director of the Corporation and the Bank since April 1993. He served as Managing Partner of Venable LLP from 1987 to 1993 and has served as Chairman since 1993. He was Attorney General of the United States from 1979 to 1981. He is a director of The GEO Group, Inc.

Mr. Hammonds has been President and Chief Executive Officer of the Corporation and a director of the Corporation since December 30, 2003. He most recently served as Chairman and Chief Executive Officer of the Bank. He previously served as Chief Operating Officer of the Bank and has been a director of the Bank since 1986. He has 34 years of management experience in consumer lending and was a member of the management team that established the Bank in 1982.

Mr. Jews has been a director of the Corporation and the Bank since June 2000. He is the President and Chief Executive Officer of CareFirst BlueCross BlueShield and is Chief Executive Officer of Blue Cross Blue Shield of Delaware. He serves as a director of the National Blue Cross and Blue Shield Association, Choice Hotels International, Inc., Ecolab, Inc. and the Ryland Group. He is also a member of the Baltimore County Revenue Authority.

Mr. Randolph D. Lerner has been Chairman of the Corporation since November 2002. He has been a director of the Corporation and the Bank since April 1993. He is the owner and Chairman of the Cleveland Browns football team. He was previously a partner in Securities Advisors, L.P., which he had managed since September 1991. He is on the Board of Trustees of the New York Academy of Art, and a member of the Board of Trustees of the Hospital for Special Surgery in New York City. He is a member of the District of Columbia and New York Bar Associations.

Dr. Markowitz has been a director of the Corporation and the Bank since April 1991. He is an internist and Managing Partner of Drs. Markowitz, Rosenberg, Stein & Associates, a private medical practice, and is Clinical Professor at Case Western Reserve University, College of Medicine, where he has taught since 1976.

Mr. Milstead has been a director of the Corporation and the Bank since May 2003. He is a former partner of Ernst & Young LLP, having retired in March 1997. He was employed by Ernst & Young in public accounting and auditing for 31 years, the last 19 years as a partner. He served as the coordinating partner for the Corporation at the time of its initial public offering in 1991 and until 1993.

      The election of directors requires a plurality of the votes cast at the meeting.

      The Board recommends a vote FOR each nominee for director.

CORPORATE GOVERNANCE

      Our corporate governance practices are designed to meet or exceed the governance requirements set forth in the new New York Stock Exchange rules, federal securities regulations and other applicable law. Our corporate governance practices are described below.

Board of Directors

      Five of the seven director nominees are independent under the NYSE’s new rules for director independence (see “Independence of Directors” on pages 8 and 9 of this Proxy Statement). All members of the Audit Committee, the Governance Committee and the Compensation Committee are also independent under these rules.

      The Board maintains corporate governance guidelines that cover the number and qualifications of directors, the responsibilities of directors, Board committees, director access to officers and employees, director compensation, management succession and Board performance. The guidelines may be viewed on our website (www.mbna.com/investor).

      The position of Chairman of the Board is not held by our Chief Executive Officer. Mr. Lerner serves as our Chairman and Mr. Hammonds serves as our Chief Executive Officer.

      Mr. Civiletti currently serves as lead director. As lead director, Mr. Civiletti’s responsibilities include assisting with communications between Board members and management and presiding over executive sessions of the Board. Directors who are also members of management and other members of management do not participate in these executive sessions. Mr. Civiletti will also perform such other responsibilities as the Board may from time to time delegate to him to assist the Board in performing its responsibilities.

      The Governance Committee has determined that Mr. Milstead is a “financial expert” under the Sarbanes-Oxley Act of 2002. Mr. Milstead was employed by Ernst & Young LLP for 31 years as a certified public accountant and auditor, the last 19 years as a partner. He was the coordinating partner for the Corporation at the time of our initial public offering in 1991 and for two years thereafter. He has not provided accounting services to the Corporation since 1993. Mr. Milstead satisfies the independence requirements for Audit Committee members under the new NYSE rules and the Sarbanes-Oxley Act of 2002.

      During 2003, the Board held eleven meetings and the non-management directors held two executive sessions. In 2003, each of the directors attended at least 75% of the meetings of the Board and those committees of which such director was a member.

Communications with the Board of Directors

      Stockholders interested in communicating with the Board, non-management directors or Mr. Civiletti, as lead director, may do so by writing to Lead Director, MBNA Corporation, 1100 North King Street, Wilmington, Delaware 19884-0156. These communications will be forwarded to the appropriate director or directors.

      Directors are strongly encouraged to attend annual meetings of stockholders, but we have no specific policy requiring attendance by directors at such meetings. Eight of the nine directors attended the 2003 Annual Meeting of Stockholders.

Committees of the Board of Directors

      The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Messrs. Berick, Civiletti, Jews and Milstead, and Drs. Markowitz and Rosenthal served as the members of all three committees in 2003.

      The Board has approved a revised charter for each Board committee that incorporates the applicable provisions of the new NYSE rules. Each of the charters may be viewed on our website (www.mbna.com/investor). A copy of the revised Audit Committee charter is attached to this Proxy Statement as Appendix A as required by SEC rules.

Audit Committee

      The Audit Committee assists the Board with oversight of matters relating to accounting, internal control, auditing, financial reporting and legal and regulatory compliance. A full statement of its responsibilities is set forth in its charter. The Audit Committee’s report for 2003 is included on page 13 of this Proxy Statement. Mr. Jews is chairman of the Audit Committee. The Audit Committee held nine meetings in 2003.

      In May 2003, the Audit Committee formalized procedures already observed concerning the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. Any such complaints are directed to the ethics officer who then reports such complaints in writing to the Audit Committee. The ethics officer accommodates the confidential and anonymous receipt and submission to the Audit Committee of complaints by employees unless otherwise required by law.

      All current members of the Audit Committee, except for Mr. Civiletti, satisfy the additional independence requirements for Audit Committee members under the new NYSE rules required by the Sarbanes-Oxley Act of 2002. These new requirements are effective following the 2004 Annual Meeting of Stockholders. Mr. Civiletti will not serve on the Audit Committee following the 2004 Annual Meeting because Mr. Civiletti’s law firm provides legal services to the Corporation and the new NYSE rules prohibit directors with this type of relationship from serving on the Audit Committee.

Compensation Committee

      The Compensation Committee determines the compensation of senior executives and administers our Senior Executive Performance Plan. The Stock Option Committee, a subcommittee of the Compensation Committee, grants stock options and restricted shares under our 1997 Long Term Incentive Plan. The Compensation Committee’s report for 2003 is included on pages 14 to 17 of this Proxy Statement. Mr. Berick is chairman of the Compensation Committee. At his request, he will no longer serve as chairman after the 2004 Annual Meeting of Stockholders, at which time he may continue as a member of the Committee. Messrs. Berick, Jews and Milstead and Drs. Markowitz and Rosenthal served as the Stock Option Committee during 2003. The Compensation Committee held nine meetings and the Stock Option Committee held four meeting in 2003.

Governance Committee

      The Governance Committee nominates candidates for election to the Board, considers the size, structure, composition and functioning of the Board and the independence and other qualifications of directors and candidates for nomination for election to be directors, and oversees our ethics policy and program. The Governance Committee’s report for 2003 is included on page 12 of this Proxy Statement. Mr. Civiletti is chairman of the Governance Committee. The Governance Committee held six meetings in 2003.

Independence of Directors

      The New York Stock Exchange revised its listing standards to include new rules governing director independence. The rules require that the Board have a majority of independent directors. In order for a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation) and the director may not have any prohibited relationships, such as certain employment relationships with the Corporation, the independent auditor or another company doing business with the Corporation.

      The basis for a board determination that a relationship is not material must be disclosed. A board may adopt and disclose categorical standards for independence to assist it in making determinations of independence and may make a general disclosure if a director meets these standards. The Board adopted the categorical standards set forth as Appendix B and determined that Messrs. Berick, Civiletti, Jews and Milstead and Dr. Markowitz, or five of the seven director nominees, satisfy the categorical standards for independence and qualify as independent directors under the NYSE rules.

      In assessing Mr. Civiletti’s independence, the Board specifically considered Mr. Civiletti’s role as Chairman and partner of Venable LLP, a law firm that provides legal services to the Corporation. Mr. Civiletti informed the Board of special arrangements he has with Venable with respect to its revenues from the Corporation. Mr. Civiletti’s compensation from Venable is not determined or affected, directly or indirectly, by any legal fees we paid to Venable and, beginning in 2004, Mr. Civiletti’s compensation from Venable is a fixed amount unrelated to any legal fees paid by any company. The Board also considered that the total amount of legal fees we paid to Venable in 2003 was below 1% of Venable’s gross revenues for 2003. In assessing Mr. Civiletti’s independence, the Board also specifically considered the employment of Mr. Civiletti’s son, Andrew Civiletti. Andrew Civiletti, an attorney, works full-time in a non-executive capacity in our law department. Mr. Civiletti stated to the Board his belief that the relationships described above do not affect his independence.

      In assessing Mr. Berick’s independence, the Board specifically considered that Mr. Berick’s son, Daniel Berick, is a partner at Squire, Sanders & Dempsey L.L.P., a law firm that provides legal services to the Corporation and to the Lerner family and Lerner business interests, and that Daniel Berick generally is not involved personally with the legal services to the Corporation but is with the legal services to the Lerners. The Board also considered that the total amount of legal fees paid by the Corporation and the Lerner family and Lerner business interests in 2003 was below 1% of Squire, Sanders & Dempsey’s gross revenues for 2003. In assessing Mr. Berick’s independence, the Board also specifically considered that Mr. Berick has had a long-standing relationship with Al Lerner, our former Chairman and Chief Executive Officer who died in October 2002, and his family, including acting as the family’s attorney, and that although he retired as an attorney in 2002, he continues to provide advice to the Lerner family, including advice to Randolph D. Lerner and Norma Lerner with respect to the estate of Al Lerner and other matters. The Board also considered the fact that Mr. Berick is not compensated for such advice. Mr. Berick stated to the Board his belief that the relationships described above do not affect his independence.

      After considering the above factors, the Board concluded that the described relationships for Mr. Civiletti and Mr. Berick fell within the categorical standards for independence adopted by the Board and that Mr. Civiletti and Mr. Berick were independent under the NYSE rules.

Compensation of Directors

      During 2003, each director who is not an officer received an annual retainer of $70,000 and additional compensation for Board and committee participation as follows:

Services to the Audit Committee	$15,000
Services to the Governance Committee	5,000
Services to the Compensation Committee	5,000
Services as Chairperson of a Committee	15,000
Each Board or Committee meeting attended	1,500

      Directors will be compensated at the same levels during 2004. Directors who are not officers may elect to defer their compensation pursuant to our deferred compensation plan. As an executive officer and Chairman, Mr. Lerner received a salary of $500,000 for 2003. His salary for 2004 has not changed. He is not eligible for a bonus.

      From time to time, the outside directors may use corporate aircraft for their personal use. The cost for any such usage by a director is reported as income to such director pursuant to the requirements of the Internal Revenue Service. Our incremental cost for the directors’ use of corporate aircraft in 2003 was as follows: Mr. Jews, $1,900 and Dr. Markowitz, $3,800. Mrs. Lerner’s use of corporate aircraft and reimbursement to the Corporation for such use is discussed under “Certain Relationships” on pages 26 and 27 of this Proxy Statement.

      The outside directors also serve on the board of MBNA America Bank, N.A., our principal subsidiary in the U.S. They do not receive additional compensation for this service. Messrs. Berick and Civiletti and Mrs. Lerner also serve on the board of MBNA Europe Bank Limited, our principal subsidiary in Europe. Effective beginning in the fourth quarter of 2003, Messrs. Berick and Civiletti both receive an $8,000 annual retainer for serving on the MBNA Europe Audit Committee, and Mr. Berick receives an additional $8,000 annual retainer for serving as chairman of the MBNA Europe Audit Committee. These retainers were paid on a pro rata basis for 2003 service. In addition, Messrs. Berick and Civiletti and Mrs. Lerner each receive a $2,000 fee for attending in person any MBNA Europe board or committee meeting held outside of the United States. Each of Mrs. Lerner and Messrs. Berick and Civiletti attended one meeting outside the United States during the fourth quarter of 2003.

      During 2003, each outside director received options to purchase 5,000 shares of common stock pursuant to our 1997 Long Term Incentive Plan. Under the 1997 Plan, each outside director receives options to purchase 5,000 shares of common stock upon election to the Board and on January 2 of each subsequent year of service. The exercise price of the options is the fair market value of the common stock on the grant date. The options are exercisable immediately and have a term of ten years but expire sooner if the holder ceases to be a director.

Identifying and Evaluating Directors; Qualifications of Directors

      The Governance Committee nominates candidates for election or reelection to the Board. The Governance Committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees. The Governance Committee will consider persons recommended by stockholders for nomination for election as directors. Stockholders wishing to recommend director candidates must follow the prior notice requirements as described under “Stockholder Proposals for 2005 Annual Meeting of Stockholders” on page 35 of this Proxy Statement.

      The Governance Committee’s charter provides that the Committee consider “such factors as it deems appropriate” in nominating or recommending candidates for directorship. The factors the Governance Committee may consider include: judgment, skill, diversity, experience with business and other organizations of comparable size (including service on other boards), the interplay of the candidate’s experience with the experience of remaining Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Governance Committee may also consider the experience and expertise of the departing Board member when considering nominees to replace such member. For example, if Mr. Milstead were to depart the Board, the Governance Committee would focus its search for nominees to candidates that meet the standards of a financial expert. The Governance Committee also considers the statutory requirements applicable to the composition of the Board and its committees, including the independence requirements of the New York Stock Exchange.

      The Board anticipates adding two new independent directors to the Board later in 2004 following the Annual Meeting of Stockholders. The Governance Committee has engaged a director search firm to assist the Committee in evaluating the qualifications, experience and expertise needed by the Board and to identify and screen potential candidates for election to the Board.

      The Governance Committee evaluates the attendance records and performance of directors for the prior year.

Code of Ethics

      We have had an ethics policy and an ethics guide for many years. The policy applies to directors, officers and employees, and includes provisions aimed to deter wrongdoing and promote ethical conduct by the chief executive officer, chief financial officer, chief accounting officer, controller and other senior executives in accordance with recent SEC regulations. The ethics guide, which summarizes the ethics policy, is available on our website (www.mbna.com/investor). If there is an amendment to or a waiver of any provision of the ethics guide that applies to the chief executive officer, chief financial officer, chief accounting officer, controller or other senior executives, the disclosure obligations with respect to such amendment or waiver will be made by posting such information on our website.

GOVERNANCE COMMITTEE REPORT

      In late 2002, the Governance Committee recommended and the Board adopted corporate governance guidelines that cover the number and qualifications of directors, the responsibilities of directors, Board committees, director access to officers and employees, director compensation, management succession and board performance. The Governance Committee reviewed the guidelines during 2003 and recommended no changes. In addition, the Governance Committee took the following actions in accordance with the guidelines during 2003:

•	Nominated directors for election to the Board in 2003

•	Reviewed committee responsibilities

•	Reviewed director qualifications, including independence

•	Reviewed the qualifications of the Board’s “financial expert”

•	Recommended to the Board the appointment of members of the Board committees

      In addition, in January 2004 the Governance Committee nominated directors for election to the Board in 2004 (see page 5 of this Proxy Statement).

James H. Berick, Esq.
Benjamin R. Civiletti, Esq.
William L. Jews
Stuart L. Markowitz, M.D.
William B. Milstead
Michael Rosenthal, Ph.D.

AUDIT COMMITTEE REPORT

      The role of the Audit Committee is oversight of matters relating to accounting, internal controls, auditing, financial reporting, legal and regulatory compliance and other matters that may be delegated by the Board to the Audit Committee. The Committee’s role is limited to this oversight. Management and the internal auditors are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for conducting proper audits and reviews of the Corporation’s consolidated financial statements.

      In carrying out its oversight function, the Audit Committee, among other matters:

•	Oversees management’s development, implementation and maintenance of the Corporation’s system of internal controls and the Corporation’s system of disclosure controls and procedures for preparation of financial reports, including review of the process for the certification by the chief executive officer and chief financial officer of the Corporation’s Annual Report on Form 10-K and quarterly reports on Form 10-Q;

•	Appoints the independent auditors, reviews and approves the independent auditors’ audit scope, fees and terms of engagement, evaluates the performance of the independent auditors, and has the authority to replace the independent auditors;

•	Reviews the quarterly and annual consolidated financial statements prepared by management and audited or reviewed by the independent auditors and discusses them with management and the independent auditors; and

•	Reviews the quarterly and annual financial reports prepared by management.

      The Audit Committee met nine times during 2003. The Audit Committee reviewed the Corporation’s disclosure controls and procedures, including a report each quarter from the Corporation’s General Auditor on the results of the internal audit review of the disclosure controls and procedures. The Audit Committee’s meetings included, when appropriate, executive sessions with the independent auditors and internal auditors without the presence of management.

      In performance of its oversight function, the Audit Committee has reviewed and discussed the Corporation’s 2003 audited consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, which relates to the conduct of the audit, including the auditors’ judgement about the quality of the accounting principles applied in the Corporation’s 2003 audited consolidated financial statements. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1, Independence Discussions With Audit Committees, and has discussed with the auditors the auditors’ independence.

      Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 to be filed with the Securities and Exchange Commission.

James H. Berick, Esq.
Benjamin R. Civiletti, Esq.
William L. Jews
Stuart L. Markowitz, M.D.
William B. Milstead
Michael Rosenthal, Ph.D.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The following report is submitted by the Compensation Committee and Stock Option Committee on executive compensation for 2003 and changes in executive compensation for 2004. Each member of the Compensation Committee and the Stock Option Committee is an independent director under the new NYSE independence rules and the Board’s categorical standards for independence. The Compensation Committee is comprised of Messrs. Berick, Civiletti, Jews and Milstead and Drs. Markowitz and Rosenthal. The Stock Option Committee is comprised of Messrs. Berick, Jews and Milstead and Drs. Markowitz and Rosenthal. The Compensation Committee is responsible for all senior executive compensation decisions. The Stock Option Committee, a sub-committee of the Compensation Committee, grants stock options and restricted shares to executives and other officers and key employees under the Corporation’s 1997 Long Term Incentive Plan.

Changes in Executive Compensation for 2004

      The Committee approved changes to executive compensation that reduced executive compensation for 2003 and plans further changes that will result in additional reductions for 2004.

      In 2003, the Committee began a comprehensive review of the Corporation’s compensation philosophy. The Corporation had followed a policy of providing high levels of compensation in order to attract and retain the highest quality executives. This approach proved very effective in the past as the Corporation produced strong financial results and total return to stockholders. However, the Committee decided to reevaluate this policy. In November 2003, the Committee hired an independent compensation consultant to review senior executive compensation and to assist the Committee with its work. The Committee determined that reductions in the levels of executive compensation would be appropriate. The Committee reduced bonuses and had already reduced long-term compensation for senior executives (except for Mr. Cawley) for 2003 and determined that further reductions should be made for 2004. The Committee asked management to propose changes for consideration by the Committee.

      Based on this review and discussions, management proposed and the Committee plans to further reduce executive compensation for 2004. The plan will include, among other components, the following:

•	Freeze salaries for senior executives

•	Reduce annual bonus amounts

•	Reduce total equity awards by not granting stock options in 2004 (other than possibly to new hires) and limiting restricted stock awards

Executive Compensation for 2003

      The Corporation’s compensation program provides annual cash compensation to senior executives that recognizes short term corporate performance, and long term compensation that encourages executive officers to focus on the future as well as the present. The program is designed to reward current performance in proper context with the long-term corporate objectives. Annual cash compensation consists primarily of salary and bonus. Long term compensation programs for 2003 included stock options, restricted shares and retirement programs. Incentive-based compensation, comprised of bonuses and restricted shares granted, was approximately 81% of the total compensation provided in 2003 to the senior executive officers named in the Summary Compensation Table.

Corporate Performance

      The Committee has a formal process in place to review accomplishments each year in connection with its determination of the compensation of senior executives. In 2003, the Board received quarterly updates on the Corporation’s financial results. In addition, the Committee reviewed the “2003 Year In Review”, a document prepared by management, which contained a detailed explanation of corporate activities and results for 2003. The 2003 Annual Report to Stockholders also contains an extensive discussion of these activities and financial results.

      The primary focus of the Committee was on financial performance. The Committee measures corporate performance primarily by achievement of the objectives set forth in its financial plan, including goals for net income, managed loans, new accounts, managed credit losses and operating efficiency. The inclusion of goals for managed loans and new accounts, which determine future results, ensures that management does not sacrifice future growth to achieve the current year net income objective. For 2003, the Corporation achieved its net income goal and substantially achieved its other performance objectives, such as growth in managed loans and new accounts. The Committee also considers, but gives less weight to, the competitive and economic environment in which these results are achieved and other factors, such as the quality of the Corporation’s Customers, the results of regulatory examinations and the total return on our common stock compared to the S&P 500 and S&P Financial Indices.

      The Corporation’s results have been so consistently outstanding over the years that the effort needed to produce those results might not be apparent. The Committee, however, is well aware of the intensity and dedication demanded of the management and the people of the company. The Committee reviews corporate results each year and determines compensation for senior management in light of effort and achievement.

Annual Compensation

      The Committee determines annual salaries and bonuses for senior executives. Salaries are based primarily on experience, responsibilities and corporate and individual performance. Bonuses for the most senior executive officers are based on corporate performance.

      Based on achievement of the Corporation’s net income goal for 2003 and substantial achievement of its other performance objectives as described above, in January 2004 the Committee approved bonuses for 2003. At the start of 2003 the Committee had indicated its intention to pay 2003 bonus amounts up to 200% of 2003 salaries, with the specific amount based on the amount net income increased in 2003 over 2002, and to pay 50% of the 2003 bonus amounts in cash and 50% in the form of restricted shares of common stock. Based on the Corporation’s net income growth in 2003 and substantial achievement of its other performance objectives, the Committee awarded bonus amounts equal to 150% of 2003 salaries. Except for Mr. Cawley as discussed below, the Committee decided to pay slightly more than half the bonus amount in cash in light of the reduction in bonus amounts from 2002 levels. The Committee awarded Mr. Hammonds a 2003 bonus of $3,750,000, with $2,125,000 paid in cash and the balance, or $1,625,000, paid in the form of restricted shares. (Mr. Hammonds’ 2002 bonus was $5,000,000, with $2,500,000 in cash and $2,500,000 in restricted stock.) The restricted shares were valued based on the market value of common stock on the grant date. The “Bonus” column in the Summary Compensation Table on page 18 includes the cash portion of the 2003 bonus amounts. The restricted share portion of the 2003 bonus amounts is included in the “Restricted Shares” column. Payment in restricted shares provides the executives with additional incentive to remain with the Corporation. These restricted shares vest 40% on December 1, 2005 and 20% on each subsequent December 1 until fully vested. In addition, the restricted shares vest upon retirement at or after age 65, death or disability, or a change of control of the Corporation. The value of the restricted shares at the date of grant is expensed over the vesting period. The Compensation Committee awarded Mr. Cawley a bonus equal to 150% of his 2003 salary, or $4,500,000, with the bonus paid entirely in cash because of Mr. Cawley’s retirement as Chief Executive Officer.

      Annual salary levels for 2003 for the executives named in the Summary Compensation Table were unchanged from 2002 levels. As described in last year’s Proxy Statement, each of these executives (other than Mr. Cawley) received salary increases part way through 2002. As a result, the total salary paid in 2003 as shown in the Summary Compensation Table is higher than the amount paid in 2002. For 2004, the Committee determined to keep annual salary levels for these executives at the 2002 levels.

Long Term Compensation

      As more fully described in the Corporation’s 2002 and 2003 Proxy Statements, the Committee approved special restricted share grants to Mr. Cawley in October 2001. At that time, the Committee granted 1,500,000 restricted shares to Mr. Cawley, with 375,000 shares to be granted in each of January 2002, 2003, 2004 and 2005. The January 2002 grant was made as originally scheduled. In September 2002, the Committee approved a change in the grant date for 230,980 of the previously approved restricted shares for Mr. Cawley to September 2002 and the grant date for the remaining 894,020 previously approved restricted shares for Mr. Cawley to January 1, 2003. In addition, the Committee approved payment to Mr. Cawley of additional cash compensation in lieu of dividends on the 894,020 shares that could not be granted until effective January 1, 2003. The Committee accelerated the grants because of Mr. Cawley’s performance and contributions since the Corporation’s initial public offering. The excellent performance of the Corporation since the award of the restricted shares further supported the change in the grant date. The Summary Compensation Table for 2003 includes the value of these restricted shares granted to Mr. Cawley in January 2003. The value of these restricted shares, based on the market price on the grant date, was $17,004,260.

      In January 2003, the Committee approved restricted share awards for 2003 to the Corporation’s senior executives, including the senior executives named in the Summary Compensation Table. The restricted shares provided additional compensation to the recipients and an additional incentive to remain with the Corporation. The restricted shares were granted based on the senior executive’s position and responsibilities with the Corporation. The value of these restricted shares, based on the market price on the grant date, was $10,290,000 for Mr. Cawley and $4,116,000 for Mr. Hammonds.

      Restricted shares may not be sold or transferred during the restricted period and the restrictions will lapse upon the executive’s retirement at or after age 65, death or disability, a change of control of the Corporation or as otherwise determined by the Committee. Upon Mr. Cawley’s retirement as Chief Executive Officer of the Corporation in December 2003, the Committee approved changes to the vesting terms of his then outstanding restricted shares. These changes are discussed under “Employment and Retirement Agreement” on page 24.

      In January 2003, the Committee granted stock options for 2003 for a total of 12,424,000 shares of common stock to approximately 190 employees, including the most senior executive officers. The options were granted based on the recipient’s position and responsibilities with the Corporation. All of the options were granted with an exercise price equal to the fair market value of the common stock on the grant date and have a ten-year term. The options granted to Mr. Cawley were immediately exercisable. All other options are exercisable in equal annual installments over a 5-year period beginning on December 1, 2003, and sooner in the event of retirement, death or disability, or a change of control.

      The Committee from time to time considers waivers of the restrictions on certain restricted shares. In January 2003, the Committee approved a waiver of the restrictions on 1,000,000 shares of restricted stock previously granted to Mr. Cawley. These restricted shares had been granted to Mr. Cawley in January 2000, January 2001 and October 2001. In May 2003, the Committee approved a waiver of the restrictions on 155,400 shares of restricted stock previously granted to Mr. Cawley. These restricted shares had been granted to Mr. Cawley in January 2002. In determining to waive restrictions on restricted shares, the Committee considered the fact that the restricted shares were awarded in consideration of Mr. Cawley’s past performance.

      In January 2003, the Committee also approved a waiver of the restrictions on certain restricted shares that had been held for more than 10 years by Messrs. Hammonds, Cochran, Weaver, Struthers and one other executive. The Committee also changed the vesting terms of other restricted shares held by these executives from vesting at retirement to vesting on December 1 of the year that includes the tenth anniversary of grant. In determining to waive restrictions and modify the vesting to a 10-year period, the Committee considered that most other companies issue restricted stock with 5-year vesting schedules, and that the Corporation had already taken the expense for the awards over the prior 10-year period. The Committee also considered the significant number of restricted shares that would continue to be held by these executives as an incentive to remain with the Corporation. As a result of these actions, for Mr. Hammonds the restrictions were waived on 110,144 shares in January 2003 and on 35,041 shares in December 2003.

      Senior executives participate in the Supplemental Executive Retirement Plan and Supplemental Executive Insurance Plan. The Supplemental Executive Retirement Plan provides retirement benefits for those participants who remain with the Corporation until retirement at age 60 (or up to age 65 if the participant does not have at least 10 years of service with the Corporation). The Supplemental Executive Insurance Plan became effective in November 2003 and replaced the split dollar life insurance program. Under this plan the Corporation pays the premiums on whole life insurance policies owned by the participants and pays the participants a gross-up amount to cover the taxes incurred by the participant as a result of the premium payment. If a participant engages in competition with the Corporation following termination of employment, the retirement benefit is forfeited and the payments on the insurance benefit end. Senior executives also participate in the Corporation’s pension plan, deferred compensation plan, 401(k) plan and other broad-based benefit plans.

Deductibility of Executive Compensation

      The Committee considers the effect of limitations on deductibility for federal income tax purposes of compensation in excess of $1,000,000. The limitation applies to such compensation paid in a given year to an executive officer named in the Summary Compensation Table for that year provided that the executive officer is employed by the Corporation as an executive officer as of the end of that year. For 2003 the limitation applies to the compensation paid to Messrs. Hammonds, Cochran, Weaver, Struthers and Wright.

      Salaries and other current compensation in excess of $1,000,000 paid for 2003 to each of the named executives (other than Mr. Cawley) are not deductible. Substantially all of the bonus amounts paid to these persons were paid under the Senior Executive Performance Plan approved by stockholders in 2001. This plan provides for payment of bonuses to the senior executives named in the Summary Compensation Table each year in an amount equal to 200% of 2001 base salary if the Corporation achieves the net income objective established by the Committee for that year. This type of stockholder approved plan permits the Corporation to deduct for federal income tax purposes bonus amounts paid under the plan. As described above, the Committee awarded bonuses equal to 150% of 2003 salaries. These bonus amounts were within the amounts that qualify for a tax deduction under the plan for each of the named executives (200% of 2001 salaries) except for $150,000 of the bonus amount for each of Messrs. Hammonds and Cochran.

      The tax deductions related to exercise of stock options granted by the Committee pursuant to the 1997 Long Term Incentive Plan are not subject to limits on deductions.

      The Corporation incurs compensation expense for federal income tax purposes for restricted stock grants in the year when the restricted shares vest. If the restricted shares vest in a year when the recipient ceases to be an executive officer, such as at retirement, the compensation expense will be deductible. However, if the Committee approves a waiver of the restrictions on restricted shares in a year when an executive officer is still covered by the limitation, the Corporation is not able to deduct the compensation expense for federal income tax purposes.

James H. Berick, Esq.
Benjamin R. Civiletti, Esq.
William L. Jews
Stuart L. Markowitz, M.D.
William B. Milstead
Michael Rosenthal, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The current members of the Compensation Committee are listed above. No member of the Compensation Committee has served as an executive officer or employee of the Corporation or served during 2003 as an executive officer of another entity of which any of the Corporation’s executive officers was a director or member of the compensation committee.

      Mr. Civiletti is Chairman of Venable LLP, which is among those law firms that provided legal services to the Corporation during 2003.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning compensation paid or accrued to the former and current Chief Executive Officer and the four other most highly compensated executives for services to the Corporation in 2001, 2002 and 2003. On December 30, 2003, Mr. Hammonds became Chief Executive Officer upon Mr. Cawley’s retirement as Chief Executive Officer. The Committee approved changes to executive compensation that reduced executive compensation for 2003 and plans further changes that will result in additional reductions for 2004. These changes are discussed in the Compensation Committee Report on Executive Compensation beginning on page 14 of this Proxy Statement.

Summary Compensation Table

						Long Term
		Annual Compensation				Compensation

						Awards
				Total
				Annual	Other		Number of	All
				Cash	Annual		Securities	Other
				Compen-	Compen-	Restricted	Underlying	Compen-
Name and Principal Position	Year	Salary	Bonus(1)	sation(2)	sation(3)	Shares(4,5)	Options(6)	sation(7)

Charles M. Cawley	2003	$3,000,000	$4,500,000	$7,500,000	$0	$27,294,260	1,500,000	$517,495
Former Chief Executive Officer and	2002	3,000,000	3,000,000	6,000,000	312,949	20,031,992	3,000,000	443,456
President of the Corporation	2001	2,500,000	5,000,000	7,500,000	462,805	20,381,250	3,375,000	393,208
Bruce L. Hammonds	2003	2,500,000	2,125,000	4,625,000	0	5,740,996	500,000	164,383
Chief Executive Officer and	2002	2,394,213	2,500,000	4,894,213	0	9,540,000	450,000	201,188
President of the Corporation (since 12/30/03)	2001	1,800,000	4,000,000	5,800,000	25,360	5,540,625	1,800,000	203,743
John R. Cochran III	2003	2,500,000	2,125,000	4,625,000	0	5,740,996	500,000	145,203
Executive Vice Chairman of the Corporation;	2002	2,394,213	2,500,000	4,894,213	0	9,540,000	450,000	190,458
Chairman and Chief Executive Officer of the Bank	2001	1,800,000	4,000,000	5,800,000	24,770	5,540,625	1,800,000	191,049
Lance L. Weaver	2003	2,000,000	1,700,000	3,700,000	0	4,386,975	300,000	128,546
Vice Chairman of the Corporation	2002	1,915,375	2,000,000	3,915,375	77,848	7,280,000	300,000	162,985
	2001	1,546,150	3,000,000	4,546,150	144,551	3,693,750	1,200,000	166,025
Richard K. Struthers	2003	2,000,000	1,700,000	3,700,000	0	4,386,975	300,000	114,947
Vice Chairman of the Corporation	2002	1,915,375	2,000,000	3,915,375	2,183	7,280,000	300,000	153,280
	2001	1,500,000	3,000,000	4,500,000	18,150	3,693,750	1,200,000	152,696
Vernon H.C. Wright	2003	1,800,000	1,530,000	3,330,000	0	2,198,999	300,000	224,496
Chief Financial Officer of the Corporation	2002	1,750,000	1,800,000	3,550,000	110,364	7,080,000	450,000	197,612
	2001	1,184,594	2,500,000	3,684,594	17,016	0	825,000	162,346

(1)	Includes cash bonuses paid. Does not include 43.3% of 2003 bonuses and 50% of 2002 bonuses paid in restricted shares of common stock which are included in the “Restricted Shares” column. Mr. Cawley’s 2003 bonus was paid entirely in cash.

(2)	Consists of all annual cash compensation included in the “Salary” and “Bonus” columns.

(3)	Pursuant to SEC rules, does not include perquisites and other personal benefits if the aggregate amount of such compensation for an executive is less than $50,000 for the given year. For 2003, the executives reimbursed the Corporation for its aggregate incremental cost related to their personal airplane use. Aggregate incremental cost includes fuel, landing fees, airport taxes and fees, customs fees and in-flight food. For 2002, includes airplane use of $134,676 for Mr. Cawley, $77,848 for Mr. Weaver, and $34,318 for Mr. Wright; and for 2001, includes airplane use of $286,638 for Mr. Cawley and

$91,730 for Mr. Weaver. For 2003, Mr. Cawley reimbursed the Corporation for the cost of a personal assistant. For 2002 and 2001, includes $178,273 and $176,167 for a personal assistant for Mr. Cawley. For 2002, includes housing use of $22,200 for Mr. Wright.

(4)	The total number of restricted shares held at December 31, 2003 and the value of these shares calculated by multiplying the number of shares held by the closing price of the common stock on December 31, 2003, were:

	Number of	Value of
	Restricted	Restricted
	Shares	Shares

Charles M. Cawley	1,057,686	$26,283,497
Bruce L. Hammonds	1,972,912	49,026,863
John R. Cochran III	1,972,912	49,026,863
Lance L. Weaver	1,321,109	32,829,559
Richard K. Struthers	1,201,256	29,851,212
Vernon H.C. Wright	640,923	15,926,937

(5)	Includes restricted shares granted during each year for each of the named executive officers. Restricted shares vest in the event of retirement, death or disability, or a change of control. Also includes restricted shares granted in lieu of a portion of cash bonuses for 2003 and 2002 as indicated in footnote 1 above. For 2003, the restricted stock in lieu of cash bonuses (based on the market price on the grant date) were as follows: Mr. Hammonds, $1,625,000; Mr. Cochran, $1,625,000; Mr. Weaver, $1,300,000; Mr. Struthers, $1,300,000; and Mr. Wright, $1,170,000. The restricted shares granted in lieu of a portion of 2003 cash bonuses vest 40% on December 1, 2005 and 20% on December 1 of each of the following three years, or sooner in the event of retirement, death or disability, or a change of control. The restricted shares granted in lieu of a portion of 2002 cash bonuses vest 40% on December 1, 2004 and 20% on December 1 of each of the following three years, or sooner in the event of retirement, death or disability, or a change of control. Dividends are paid on restricted shares from the grant date.

(6)	Options for 2003 granted in January 2003.

(7)	Includes amounts paid or accrued by the Corporation in 2003 as set forth below. Also includes $62,581 paid to Mr. Cawley in January 2003 in lieu of dividends on certain restricted shares approved in 2002 for issuance in 2003.

			Above-
			Market
	Term Life	Other Life	Earnings On
	Insurance	Insurance	Deferred
	Premiums	Premiums	Compensation

Charles M. Cawley	$24,197	$426,394	$4,323
Bruce L. Hammonds	10,056	148,216	6,111
John R. Cochran III	8,906	129,341	6,956
Lance L. Weaver	8,246	120,300	0
Richard K. Struthers	5,616	93,077	16,254
Vernon H.C. Wright	5,616	218,880	0

      Prior to 2003 under the split dollar life insurance program the Corporation paid part of the annual premium. These payments will be repaid to the Corporation not later than the death of the executive and were not taxable income for the executive. In January 2003, as a result of the Sarbanes-Oxley Act of 2002 prohibition on loans to executive officers, the Corporation paid a special bonus to executive officers that was used to pay the 2003 premium for the split dollar policies. These bonuses were taxable income for the executives and the Corporation paid the executive officers a gross-up amount to cover the taxes incurred by the executives. In November 2003, the Corporation terminated its split dollar life insurance program and replaced it with a new supplemental executive insurance program providing similar life insurance benefits to the executives. Under the new program the Corporation pays the premiums on policies owned by the executives and pays the executives a gross-up amount to cover the taxes incurred by the executives as a result of the premium payment. The Corporation will recover the costs of the premiums and the tax gross up from increases in cash values of the corporate owned life insurance policies that the Corporation retained when it terminated the split dollar life insurance program. The above amounts include the January 2003 premium payments and the related tax gross ups under the split dollar program and the November 2003 payments of two months of premiums and the related tax gross ups under the new insurance plan replacing the split dollar program. The premiums and the tax gross ups are reflected in the “Other Life Insurance Premiums” column.

2003 Option Grants

      The following table sets forth information concerning stock option grants to the named executive officers made in 2003.

	Individual Grants

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	Price Per	Expiration	Grant Date
Name	Granted(1)	in 2003	Share	Date	Present Value(2)

Charles M. Cawley	1,500,000	12.07%	$20.58	1/6/13	$10,200,000
Bruce L. Hammonds	500,000	4.02%	20.58	1/6/13	3,530,000
John R. Cochran III	500,000	4.02%	20.58	1/6/13	3,530,000
Lance L. Weaver	300,000	2.41%	20.58	1/6/13	2,118,000
Richard K. Struthers	300,000	2.41%	20.58	1/6/13	2,118,000
Vernon H.C. Wright	300,000	2.41%	20.58	1/6/13	2,118,000

(1)	The options granted to Mr. Cawley were exercisable upon grant. The options granted to the other named executives are exercisable in equal annual installments over a 5-year period beginning on December 1, 2003, and sooner in the event of retirement, death or disability, or a change of control. Options expire ten years from grant.

(2)	Amounts reflect the estimated present value of the grant as of the grant date (January 7, 2003) using the Black-Scholes option pricing model. The following assumptions were used: (1) average expected life of 5 years for the immediately exercisable options granted to Mr. Cawley and 5.5 years for the options granted to the other named executives; (2) expected volatility or fluctuation of our stock price each year of 36.5% for the immediately exercisable options and 35.9% for the other options based on historical fluctuations; (3) expected dividend yield for our stock of 1.11% based on historical yield; and (4) discount for present value based on an annual rate of return of 3.04% for the immediately exercisable options and 3.22% for the other options, which were the approximate rates at the time of grant of the options, for zero coupon U.S. government securities with maturities equal to the expected lives of the options.

Aggregated Option Exercises in 2003 and Option Values at December 31, 2003

      The following table sets forth information concerning stock options exercised by the named executives during 2003 and the values at year end 2003 of the unexercised options held by these executive officers.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at 12/31/03		at 12/31/03(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles M. Cawley	0	$0	9,679,710	0	$36,746,498	$0
Bruce L. Hammonds	597,184	10,870,008	4,904,926	1,675,000	52,362,735	6,678,450
John R. Cochran III	1,215,000	21,711,008	5,688,862	1,675,000	68,771,074	6,678,450
Lance L. Weaver	590,625	9,391,187	2,686,875	1,110,000	20,818,618	4,557,100
Richard K. Struthers	210,125	4,160,640	3,502,554	1,110,000	35,148,477	4,557,100
Vernon H. C. Wright	0	0	2,293,159	840,000	25,403,583	2,671,500

(1)	Represents the difference between the fair market value of the shares of common stock for which options were exercised in 2003 and the exercise price of the options.

(2)	Represents the difference between the fair market value of the option shares (based on $24.85 per share, the closing price of the common stock on the New York Stock Exchange on December 31, 2003) and the exercise price of the options.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table shows, as of December 31, 2003, certain information with respect to compensation plans under which our equity securities are authorized for issuance to participants.

			(c) Number of securities
			remaining available for future
	(a) Number of securities	(b) Weighted-average	issuance under equity
	to be issued upon exercise	exercise price of	compensation plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights	warrants and rights	column (a))

Equity compensation plans approved by security holders	99,197,353	$17.66	26,930,754
Equity compensation plans not approved by security holders	0	0	0

Total	99,197,353	$17.66	26,930,754

      The number of securities to be issued upon exercise of all outstanding options, warrants and rights is 7.2% of the total shares of common stock outstanding on a fully diluted basis as defined in the plan.

      The 1997 Long Term Incentive Plan authorizes the issuance of stock options and restricted shares for up to 10% of fully diluted shares outstanding as defined in the plan. The Stock Option Committee granted a total of 12,514,000 options in 2003, which is 0.91% of total shares of common stock outstanding on a fully diluted basis as defined in the plan. As options are exercised or restricted shares vest, additional shares become available for grants. The plan limits the number of stock options that may be issued to any officer in any calendar year to 3,375,000 and the number of restricted shares (other than restricted shares issued in lieu of a cash bonus) that may be granted in any calendar year to all plan participants to 3,000,000. The plan prohibits repricing of stock options. We do not have any compensation plans under which our equity securities are authorized for issuance that have not been approved by stockholders.

Retirement Plans

          Supplemental Executive Retirement Plan

      The executive officers named in the Summary Compensation Table participate in a supplemental retirement plan which provides a retirement benefit equal to 80% of the participant’s highest average salary for any 12-month period during the 72 months preceding retirement, with salary capped at $3,000,000 for this purpose. Benefits are reduced by pension (discussed below) and Social Security benefits. The plan also provides for salary continuation in the event of the death or disability of the participant. Participants must remain employed until age 60 (or up to age 65 if the participant has less than 10 years of service with the Corporation) to receive a retirement benefit. Annual retirement benefits at age 65 under the plan based on 2004 salaries, net of pension and Social Security benefits, would be approximately as follows:

Charles M. Cawley	$2,274,000
Bruce L. Hammonds	1,872,000
John R. Cochran III	1,845,000
Lance L. Weaver	1,496,000
Richard K. Struthers	1,455,000
Vernon H.C. Wright	1,302,000

      We have obtained insurance on the lives of participants and expect over time to recover from the proceeds of the insurance the aggregate cost of benefits paid to all participants under the supplemental retirement plan and premiums for the insurance.

          Defined Benefit Pension Plan

      The following table sets forth approximate annual retirement benefits for retirement at age 65 payable under our defined benefit pension plan.

	Years of Service
Average Annual
Compensation	15	20	25	30	35

$2,000,000	$50,799	$67,732	$84,665	$101,597	$118,530
2,500,000	50,799	67,732	84,665	101,597	118,530
3,000,000	50,799	67,732	84,665	101,597	118,530
3,500,000	50,799	67,732	84,665	101,597	118,530

      Benefits are calculated based on average annual compensation, which includes salary, but not bonuses, and may not exceed $205,000 pursuant to Internal Revenue Code limitations. The limit is adjusted periodically for inflation. Because of this limitation, the compensation used to determine benefits payable under the pension plan for each of the named executives is $205,000. Annual benefits at normal retirement are 1.3% of average annual compensation times years of credited service plus .5% of average annual compensation in excess of covered compensation times years of credited service. Average annual compensation is determined by averaging the 60 consecutive months of compensation out of the last 120 months that yield the highest average. Covered compensation is the 30-year average of amounts with respect to which Social Security taxes must be paid. Benefits payable under the pension plan are not subject to deductions for Social Security and other offset amounts.

      Credited years of service under the pension plan for the persons named in the Summary Compensation Table are as follows: Mr. Cawley, 30 years; Mr. Hammonds, 24 years; Mr. Cochran, 27 years; Mr. Weaver, 11 years; Mr. Struthers, 24 years; and Mr. Wright, 33 years. Mrs. Lerner receives an annual pension benefit of $55,425 based on Al Lerner’s service to the Corporation prior to his death. Past service to MNC Financial, Inc., the former parent company of the Bank, is included in credited years of service. As noted above, the compensation covered under the pension plan for each of the above named persons is currently limited to $205,000.

Change of Control Severance Agreements

      Change of control severance agreements are in effect between the Corporation and each of the named executive officers. The agreements are intended to encourage the executives to carry on their duties in the event of a change of control of the Corporation. A “change of control” is defined as an acquisition by a person or group of 40% or more of our common stock or other voting stock (subject to specified exceptions), certain changes in a majority of the Board, certain reorganizations or mergers of the Corporation, the liquidation or dissolution of the Corporation or sale of all or substantially all of the Corporation’s assets.

      Under the terms of these agreements, if an executive’s employment is terminated within the 3-year period following a change of control, or within 12 months prior to a change of control and in connection with a change of control, and such termination is by the Corporation (or its successor) other than for “cause” or by the executive for “good reason” (each as defined in the related agreements), or the executive (except for Mr. Wright) terminates his employment for any reason in the 30-day period beginning one year after a change of control, the executive will be entitled to receive, among other things: (i) the executive’s accrued salary; (ii) a pro rata portion of the executive’s bonus; (iii) a lump sum cash payment equal to three times (two times for Mr. Wright) the sum of the highest annual salary paid to the executive since three years prior to the change of control and the higher of the most recent bonus or the average bonus in the prior three years paid to the executive prior to the change of control; (iv) for a period of up to three years (two years for Mr. Wright) after the date of termination, certain medical, life insurance and other welfare benefits; and (v) relocation expenses to the United States if the executive is based overseas.

      In the event that the payments received by any executive in connection with a change of control are subject to the excise tax imposed upon certain change of control payments under federal tax laws, the agreements provide for an additional “gross-up” payment sufficient to restore the executive to the same after-tax position he would have been in if the excise tax had not been imposed, except that if the payments received by the executive exceed by less than $50,000 the level that triggers the excise tax, the payments will be reduced to just below this level to avoid the need for the additional “gross-up” payment. After a termination in connection with a change of control, the executive officers would be restricted from competing with, and soliciting employees from, the Corporation for a period of two years.

      Upon a change of control, the executives also would receive full vesting of all outstanding stock options and restricted stock awards in accordance with policies adopted pursuant to the 1997 Long Term Incentive Plan. In addition, if an executive’s employment is terminated at any time following a change of control, or within 12 months prior to a change of control and in connection with a change of control, and such termination is by the Corporation (or its successor) other than for “cause” or by the executive for “good reason” or by the executive for any reason in the 30-day period beginning one year after a change of control, then the executive will receive a pro-rated benefit under the Supplemental Executive Retirement Plan (“SERP”). Absent a change of control, the SERP generally only provides a retirement benefit to participants who retire at or after age 60 (or up to age 65 if the participant does not have at least 10 years of service with the Corporation) and such benefit is equal to 80% of the participant’s highest average salary for any 12-month period during the 72 months preceding retirement, with salary capped at $3,000,000 for this purpose. Following a change of control, an executive would be eligible for a minimum SERP benefit equal to 60% of salary, increasing by 4% of salary for each year his deemed age exceeds 50, with a maximum benefit equal to 80% of salary if his deemed age is 55 or greater. For determining SERP benefits, each executive would be deemed to be the executive’s actual age at termination of employment plus five years, but in no event less than 50 years of age. In each case the SERP benefit is reduced by pension and Social Security benefits. Following a change of control, the executive may elect to receive the retirement benefit (whether retirement occurs at regular retirement age or upon a covered termination) in an actuarially determined lump sum at termination of employment.

Employment and Retirement Agreement

      In December 2003, the Compensation Committee approved an employment and retirement agreement with Mr. Cawley, who retired as our Chief Executive Officer and Director on December 30, 2003. Mr. Cawley was the senior member of the management team that established the Bank in 1982 and with Al Lerner, the former Chairman, Chief Executive Officer and principal stockholder of the Corporation, led us from our initial public offering in 1991 to become the largest independent credit card lender in the world.

      In consideration of the benefits provided in the agreement as amended, Mr. Cawley agreed to continue employment with the Corporation as a Senior Advisor through August 15, 2005. Mr. Cawley also agreed not to compete with the Corporation during his lifetime. During his career, Mr. Cawley acquired extensive knowledge and experience in management and in the credit card and consumer lending businesses. He also has detailed knowledge of the Corporation’s business, plans, people and other confidential information. We could experience substantial harm if Mr. Cawley were to compete with the Corporation. Mr. Cawley agreed not to disclose any confidential information about the Corporation.

      Mr. Cawley shall be a Senior Advisor to members of the Executive Committee of the Bank and agrees to be available at all reasonable times upon reasonable notice to provide assistance on such matters as requested by members of the Executive Committee of the Bank on behalf of the Bank or the Corporation from time to time. Pursuant to the agreement, in 2004 and through August 15, 2005, Mr. Cawley will receive an annual salary of $2,500,000, which is the approximate amount Mr. Cawley would be entitled to receive under the Corporation’s retirement plans. At the end of his employment, Mr. Cawley will commence receiving retirement payments under these plans. All prior grants of restricted stock already held by Mr. Cawley vest on the following schedule pursuant to the agreement: 50%, or 1,057,686 shares, vested on December 12, 2003; 25%, or 528,843 shares, vest on August 15, 2004; and 25%, or 528,843 shares, vest on August 15, 2005, or sooner upon Mr. Cawley’s death or disability or upon a change of control (as such terms are defined in the policies relating to the awards).

      Pursuant to the agreement, the Corporation is providing Mr. Cawley with access to an office and secretarial support and will continue to provide medical benefits to Mr. Cawley and his spouse. Mr. Cawley may use corporate aircraft on a non-exclusive basis for business travel and for personal travel. The incremental cost to the Corporation for personal travel may not exceed $250,000 per year. Mr. Cawley has chosen to reimburse the Corporation for all incremental cost of personal use of corporate aircraft in 2003 and has advised the Corporation that he will continue to do so regarding any future use.

      The agreement replaces the retirement and consulting agreement between the Corporation and Mr. Cawley executed in November 2002.

STOCK PERFORMANCE GRAPH

      The following chart compares the total return on our common stock from December 31, 1998 through December 31, 2003 to the total return of the S&P 500 and S&P Financial Indices for the same period. The graph assumes that the value of the investment in our common stock and each index was $100 at December 31, 1998 and that all dividends were reinvested. While total return comparisons may be useful to investors in gauging the performance of our common stock, in the opinion of our management and the Board, the total return on our common stock may not necessarily relate directly to the performance of our management and should be used only as one of several important measures including, for example, net income, managed loans, new accounts, managed credit losses, and operating efficiency.

      At year-end 2003, the total return on our common stock from December 31, 1998 was 60%, compared to the total return on the S&P Financial Index of 33% and the S&P 500 Index of -3%. The average annual total return on our common stock for this period was 11.9%. The measurement points used in the graph and set forth below are based on an initial investment of $100.

December 31,	MBNA	S&P Financials	S&P 500

1998	100	100	100
1999	111	104	121
2000	152	131	110
2001	146	119	97
2002	120	102	76
2003	160	133	97

CERTAIN RELATIONSHIPS

Transactions with the Cleveland Browns

      In 1999, the Board approved a 10-year marketing agreement with the Cleveland Browns football team, then owned by Al Lerner and now owned by Randolph D. Lerner, our Chairman. In 2003 we paid the Cleveland Browns approximately $3,100,000 for marketing rights. We believe that the terms of our marketing agreement with the Browns are fair to us. We also have a 5-year lease for one club suite in the Cleveland Browns stadium, with payments in 2003 of approximately $89,000, a 10-year lease for one club suite with payments in 2003 of approximately $257,000, and a 10-year contract for club seats with payments in 2003 of approximately $48,000.

      In December 2003, we entered into an aircraft services agreement with the Cleveland Browns. The Browns purchased an aircraft in 2003 primarily for the use of Mr. Lerner but did not have the personnel or experience necessary to operate and maintain the aircraft in accordance with U.S. federal aviation regulations. We have experience in the operation and maintenance of executive aircraft. Pursuant to the agreement, we provide pilots, maintenance tracking and scheduling services and other services mutually agreed upon from time to time. For pilot services in the first year of the agreement (with such amount to be adjusted for future years, if any), the Browns will pay us the sum of (i) $300,000, which is an amount that we estimate will be equal to the base compensation of the two pilots for the first year of the agreement, plus (ii) the cost to us for fringe benefits and bonuses for the pilots in accordance with our standard policies, plus (iii) any applicable employment taxes pertaining to the pilots that are not deducted from the pilots’ compensation. The Browns will also pay $24,000 per year for maintenance tracking services, which is our estimate of the personnel time necessary for these services. In addition, the Browns will be responsible for expenses with respect to the use and maintenance of the aircraft and the relocation, positioning and administration of the pilots. In January 2004, we provided housing, moving and other benefits to two pilots in connection with their relocation to provide the services to the Browns under the agreement. These benefits totaled approximately $120,000 and will be reimbursed by the Browns. The agreement is for one year and automatically renews for successive 12-month periods unless either party provides 60-days written notice of its intention not to renew the agreement. It is our understanding that the Browns expect to operate and service the aircraft without our assistance beginning in December 2004. If the Browns remain on this timetable, the agreement will not be renewed in December 2004. We believe that the terms of the agreement are fair to us.

      In December 2003, in conjunction with the aircraft services agreement, we also entered into an aircraft time sharing agreement with the Cleveland Browns. The agreement, which provides that both the Corporation and the Browns may lease aircraft to the other party on a time sharing basis, serves two primary purposes. First, it increases the availability of replacement aircraft for the Browns in the event its aircraft is not in service. Second, it provides a mechanism whereby we can lease the Browns’ aircraft (and pay for the expenses of such flight) when Mr. Lerner travels in the Browns’ aircraft to conduct business on behalf of the Corporation. The agreement was structured as a time sharing agreement to ensure compliance with federal aviation regulations. Under the agreement, the party leasing an aircraft will pay to the other party, pursuant to federal aviation regulations, the expenses incurred in the operation of each flight, including fuel, travel expenses of the crew, landing fees, customs fees and other items. The leasing party will also pay to the other party, pursuant to federal aviation regulations, an additional charge equal to 100% of the fuel expenses incurred in the operation of each flight. The time sharing agreement expires on December 9, 2004, but may be renewed upon the mutual agreement of the parties. We believe that the terms of the agreement are fair to us.

Transactions with the Lerners

      In August 2003, Mr. Lerner purchased an oil painting from the Corporation for $75,000. The painting had been in the office of his father and our former Chairman and Chief Executive Officer, Al Lerner, who passed away in October 2002. The painting had significant sentimental value to

Mr. Lerner. The purchase price of the painting was based on an independent third party appraisal of the painting.

      In August 2003, we issued 50,000,000 shares of common stock in a public offering for approximately $1,100,000,000, net of issuance costs. The shares were issued under our existing shelf registration statement. We used the proceeds to repurchase the same number of shares at the same price from the estate of Al Lerner, our former Chairman and Chief Executive Officer. The estate has the right to cause the sale of shares through a registration rights agreement entered into in 1991 at the time of our initial public offering. The issuance and repurchase were done to satisfy our obligation related to the sale of shares by the estate. The beneficiaries of the estate were: Randolph D. Lerner, the son of Al Lerner and our Chairman; Mrs. Norma Lerner, the widow of Al Lerner and a director of the Corporation; and Mrs. Nancy Beck, the daughter of Al Lerner.

      In consideration of Al Lerner’s long service to and outstanding leadership of the Corporation, in November 2002, the Compensation Committee approved an agreement to provide to Mrs. Norma Lerner, the widow of Al Lerner and a director of the Corporation, a furnished office and appropriate administrative support, continuation of medical benefits, and continued security services for her and her family on the same basis as provided prior to Mr. Lerner’s death. The agreement will continue in effect for Mrs. Lerner’s life. The security services include use of corporate aircraft for business and personal travel. The agreement provides that Mrs. Lerner must reimburse us for the amount of corporate aircraft use for personal travel attributed to her and her family in excess of $250,000 annually. Mrs. Lerner has chosen to continue the practice followed by Al Lerner of reimbursing us for all incremental cost of personal use of corporate aircraft, which in 2003 totaled approximately $175,000. Mrs. Lerner also chose to reimburse us for all incremental cost of her personal assistant, security monitoring services and use of corporate automobiles in 2003, which totaled approximately $342,000. The incremental cost to us for all other services provided to Mrs. Lerner in 2003, which was limited to the cost of people providing security protection services, was approximately $277,000.

      In February 2004, Mr. Lerner and Mrs. Lerner reimbursed us for our cost of security equipment installed at their residences primarily in 2003 under the Corporation’s executive security program. The reimbursement amounts were $109,891 for Mr. Lerner and $918,563 for Mrs. Lerner.

Other Transactions

      Mr. Cawley reimbursed us $238,908 for the cost of a part-time personal assistant we provided to him in 2003 based on the pro rata portion of our cost for the personal assistant’s salary, benefits and employment taxes.

      Mr. Cawley reimbursed us $125,300 for the time spent by our employees for personal automobile maintenance and repair services and transporting automobiles for Mr. Cawley in 2003. The employees who provided these services are employed by us to service our vehicles. Mr. Cawley used a portion of their time and reimbursed us for the pro rata portion of our cost for salary, benefits and employment taxes for the employees.

      Following his retirement as Chief Executive Officer, Mr. Cawley agreed to pay us $580,000 representing the net book value of security equipment installed at his residences under the Corporation’s executive security program.

      The Corporation’s directors, executive officers, certain members of their immediate families and certain affiliated companies hold credit cards or other lines of credit issued by us in the ordinary course of business, on the same terms prevailing at the time for those issued to other persons.

INDEPENDENT AUDITORS

      Ernst & Young LLP has served as the Corporation’s independent auditors since 1991. Mr. Milstead, the financial expert on the Board and a member of the Audit Committee, oversaw an evaluation of Ernst & Young LLP conducted by the Audit Committee in 2003 and early 2004. The Audit Committee analyzed Ernst & Young LLP’s qualifications and resources, including: Ernst & Young LLP’s expertise in the financial services industry; the education and experience of the key partners on the audit; the size, quality and reputation of Ernst & Young LLP’s offices in the United Kingdom and Canada; the quality and staffing of the audit plan; and Ernst & Young LLP’s system of internal quality controls. As part of the evaluation, Mr. Milstead conducted interviews with directors, senior management and members of our internal audit group. The Audit Committee also discussed the rotation of the lead and concurring partners on the audit team and considered whether the independent auditing firm should be rotated. After completion of the evaluation, the Audit Committee recommended that the Corporation retain Ernst & Young LLP as its independent auditors in 2004.

      Representatives of Ernst & Young LLP will attend the Annual Meeting and may, but do not intend to, make a statement. They will respond to appropriate questions directed to them.

Auditor Independence

      In January 2003, the Securities and Exchange Commission finalized and adopted rules strengthening the requirements regarding auditor independence. The Audit Committee adopted several policies in 2003 in response to the new SEC rules.

Pre-Approval Policies and Procedures

      The Audit Committee adopted a comprehensive policy in May 2003 (a version of which had been adopted on an interim basis in August 2002) requiring its prior approval for all audit and non-audit services provided by the Corporation’s independent auditors. The independent auditors may not provide certain prohibited services. The Audit Committee’s prior approval must be obtained before the scope or cost of pre-approved services is increased.

      In determining whether to engage the independent auditors to perform tax services or other non-audit services, the Audit Committee must consider whether such services are consistent with the continued independence of the independent auditors and may consider: (i) whether the independent auditors are best positioned to provide the most effective and efficient service; (ii) whether the service might enhance the Corporation’s ability to manage or control risk or improve audit quality; and (iii) the total amount of tax services and non-audit services and the ratio that the total amount for these types of services bears to the total of audit services. If management seeks the Audit Committee’s approval to engage the independent auditors to provide tax services or other non-audit services, management must provide the Audit Committee a statement of the nature and cost of the proposed services and the benefits to the Corporation from engaging the independent auditors rather than another service provider. In addition, management and the independent auditors must provide a statement that the engagement of the independent auditors to provide the services will not impair the independent auditors’ independence.

      The Audit Committee has designated one of its members to pre-approve services to be provided by the independent auditors between regular Audit Committee meetings. The designated member must report any services he pre-approves to the Audit Committee at its next meeting.

Policy on Employment of Personnel of Independent Auditors

      The Audit Committee also adopted a policy in May 2003 prohibiting the employment during the audit and professional engagement period of any current partner, principal, shareholder, or professional employee of the current independent auditors so that such person would be employed concurrently by us and the independent auditors during the professional engagement period. The policy also prohibits the employment of former partners, principals, shareholders or professional employees of the independent auditors as well as close family members of covered persons in the firm of the independent auditors for such roles and at such times as set forth in the new SEC rules.

Policy on Engagement of Independent Auditors for Personal Services by Audit Committee Members and Executive Officers

      In August 2003, the Audit Committee adopted a policy prohibiting Audit Committee members, specified executive officers and their immediate family members from purchasing tax shelters and similar products from the Corporation’s independent auditors. While the adoption of this policy was not required under the new SEC rules, the Audit Committee adopted this policy in order to avoid potential conflicts that could affect the independence of the auditors. These people must also notify the Audit Committee if they use the Corporation’s independent auditors for any permitted personal services.

Fees

      The fees billed by Ernst & Young LLP for services rendered to the Corporation and its subsidiaries in 2002 and 2003 were as follows:

	2003	2002

Audit Fees	$4,063,000	$2,990,000
Audit-Related Fees	1,590,000	1,557,000
Tax Fees	931,000	6,777,000
All Other Fees	17,000	145,000

Audit Fees

      Audit fees are for the audit of our consolidated financial statements, for reviews of interim financial information included in our quarterly reports on Form 10-Q, and for services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements, including issuance of comfort letters to underwriters, performance of statutory audits, and accounting and financial reporting work necessary to comply with generally accepted auditing standards.

Audit-Related Fees

      Audit-related fees are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees” above. These services consist primarily of internal control and compliance procedures related to securitization trusts, employee benefit plan audits, issuance of agreed upon procedures reports in connection with asset backed securitization transactions, review of certain regulatory filings, consultation on accounting matters and due diligence for potential acquisitions abroad.

Tax Fees

      Tax fees are for professional services for tax compliance, tax advice, and tax planning. The fees billed in 2003 are for tax preparation and general tax advice in the U.S. and abroad. The fees billed in 2002 are comprised of (i) non-recurring consulting services on corporate tax strategies ($4,700,000), (ii) non-recurring consulting services in connection with the $1.2 billion Alliance & Leicester loan portfolio and other portfolio acquisitions and international expansion ($1,217,000), and (iii) services for tax preparation and general tax advice ($860,000). Engaging Ernst & Young to provide tax consulting services and general tax advice provides us with substantial efficiency as a result of Ernst & Young’s familiarity with our business operations, personnel and financial and tax positions. The Audit

Committee believes that the provision of these tax consulting services was compatible with maintaining Ernst & Young LLP’s independence from us.

All Other Fees

      The other fees incurred in 2003 consist of fees for a subscription to an accounting and auditing information tool. Fees in this category for 2002 were for assistance with the design and implementation of disaster recovery procedures.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Item 2)

      The Audit Committee has appointed Ernst & Young LLP to serve as independent auditors for the fiscal year ending December 31, 2004. Ernst & Young LLP has served as the Corporation’s independent auditors since we became a public company in 1991. Fees billed by Ernst & Young LLP for services rendered to the Corporation in 2003 are described in “Independent Auditors” above.

      Our organizational documents do not require that stockholders ratify the selection of Ernst & Young LLP as the Corporation’s independent auditors. We are doing so because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may still retain them.

      The Board recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as the Corporation’s independent auditors for the fiscal year ending December 31, 2004.

STOCKHOLDER PROPOSALS AND BOARD OF DIRECTORS’ RESPONSES

(ITEMS 3-4)

STOCKHOLDER PROPOSAL

(Item 3)

      We have received notice that the following proposal will be presented at the Annual Meeting of Stockholders. Information on the name, address and beneficial ownership of common stock by the proponent of this proposal will be provided promptly upon receiving an oral or written request. The Board disclaims any responsibility for the content of the proposal and supporting statement set forth below, which are presented as received from the proponent.

      “RESOLVED, that shareholders of MBNA Corporation (“MBNA”) urge the Board of Directors to adopt a policy that the cost of employee and director stock options be recognized in MBNA’s income statement.

SUPPORTING STATEMENT

      Stock options comprise a large portion of MBNA’s executive compensation. In 2002, CEO Charles Cawley was granted options with a present value on the grant date of $23,620,000, and between 1999 and 2002, then-CEO Alfred Lerner was awarded stock options valued at $51,449,500.

      U.S. generally accepted accounting principles (GAAP) allow companies to choose between two alternatives when accounting for fixed option awards: they can “expense” the awards, or recognize their cost in the income statement; or they can describe in a footnote in the annual report the effect of the awards on diluted earnings per share. Although this proposal received a majority of votes cast at last year’s meeting, MBNA has not implemented expensing, electing to continue using footnote disclosure instead.

      We believe that expensing option awards more accurately reflects the costs of such awards to a company. Simply put, options are a form of non-cash compensation with value to the recipient and a cost to the company. In the words of Warren Buffett: “If stock options aren’t a form of compensation what are they? If compensation isn’t an expense, what is it? And, if expenses shouldn’t go into the calculation of earnings, where in the world do they go?”

      The failure to expense stock options distorts reported earnings. According to the June 27, 2002 issue of the Analyst’s Accounting Observer, the lack of expense recognition for options resulted in a 31% overstatement of the 2001 earnings of S&P 500 companies. Standard & Poor’s now calculates “core earnings” in which the cost of options is treated as an expense.

      We believe that voluntarily expensing stock options sends a signal to the market that a company is committed to transparency and corporate governance best practices. Recognizing this, 386 companies had announced their intention to expense stock options as of October 2003. Voluntary action by companies is even more critical to investors since the Financial Accounting Standards Board deferred a decision on requiring expensing under GAAP that had been expected in fall 2003.

      Expensing fixed stock option awards will also eliminate a disincentive to award indexed options, which tie compensation more closely to individual company performance and must be expensed. The Conference Board’s Commission on Public Trust and Private Enterprise recommended that companies be required to expense fixed option awards in order to level the playing field among forms of equity-based compensation.

      Finally, we believe that not expensing stock options may lead to overuse by companies that see them as “free money.” As Standard & Poor’s has stated, “when something is significantly underpriced, it is often also substantially overconsumed.” We believe this concern is relevant to MBNA, since Institutional Shareholder Services has calculated that the total potential voting power dilution of MBNA’s equity compensation plans is 17.4%.

      We urge shareholders to vote for this proposal.”

BOARD OF DIRECTORS’ RESPONSE

      Current U.S. generally accepted accounting principles permit companies to “expense” stock options in their income statements or disclose in a footnote the effect of expensing stock options. The Financial Accounting Standards Board, which establishes GAAP, adopted the current rules in 1994 after extensive public debate. The Corporation has chosen footnote disclosure rather than expensing stock options.

      FASB has announced that it is reconsidering its 1994 decision and it is widely anticipated that FASB will issue new rules in 2004 requiring the expensing of stock options beginning in 2005. It is unclear, however, what method FASB will require companies to follow in expensing stock options. Companies that switched to expensing stock options by 2003 could choose one of three different methods and companies that switch to expensing stock options in 2004 may choose one of two different methods. The new rules anticipated in 2004 may require one uniform method of expensing stock options.

      The Board does not oppose expensing stock options. However, the Board believes it would not be prudent to switch accounting methods at this time because of the uncertainty surrounding the future accounting and disclosure rules regarding stock options. A change at this time could involve a restatement of earnings to reflect the expense with the potential for another restatement of earnings shortly thereafter if FASB changes methods. The Corporation will begin expensing stock options in 2005 after FASB has issued its new rules.

      In May 2003 stockholders did approve a stockholder proposal urging the Board to adopt a policy requiring the expensing of stock options. Since that time the Stock Option Committee has not granted any employee stock options except for one grant to a newly hired officer. (Director stock options were automatically granted on January 2, 2004 as required under the 1997 Long Term Incentive Plan.) The Stock Option Committee will not grant any employee stock options in 2004 (except possibly for newly hired officers) before FASB issues final rules regarding the expensing of stock options. At that time the Committee will evaluate whether or not it will resume granting stock options.

      The Corporation’s disclosures, included in its annual reports beginning with 1995, show that the effect of expensing stock options on fully diluted earnings per share was less than 5% in each of these years. The Corporation will continue to make these disclosures on an annual basis and on a quarterly basis in its Form 10-Q.

      The 1997 Long Term Incentive Plan limits grants of stock options and restricted shares to 10% of fully diluted shares outstanding as defined in the plan. In addition, each time an option is exercised or restricted shares are issued, the Corporation repurchases an equivalent number of shares. The Board believes these measures eliminate voting power dilution and limit other dilutive effects of options and thus believes the potential voting power dilution calculation done by Institutional Shareholder Services is incorrect.

      The affirmative vote of a majority of the shares cast at the meeting is required to approve the proposal.

      The Board recommends a vote AGAINST this proposal.

STOCKHOLDER PROPOSAL

(Item 4)

      We have received notice that the following proposal will be presented at the Annual Meeting of Stockholders. Information on the name, address and beneficial ownership of common stock by the proponent of this proposal will be provided promptly upon receiving an oral or written request. The Board disclaims any responsibility for the content of the proposal and supporting statement set forth below, which are presented as received from the proponent.

      “Whereas, the Board of Directors has fundamental responsibility to foster the Company’s long-term success, to represent the interests of all shareholders, and to ensure that the assets of the Company are employed to the benefit of all shareholders.

      Whereas, we believe to fulfill these responsibilities best, a substantial majority of the Board should be “independent directors,” who are not present or former employees of the Company or close relatives and, other than stock ownership, have no significant personal or financial ties to the Company or management.

      Whereas, we believe a majority of the Directors of MBNA has personal or business ties to the prior or current senior management of the Company.

      Whereas, the MBNA Board of Directors has approved CEO and executive stock compensation, post retirement benefits, and spousal benefits which, we believe, are contrary to how a truly independent board would act.

      RESOLVED, that shareholders request the Board of Directors to adopt a policy to nominate director candidates as soon as possible such that, if elected, at least two-thirds of the directors would be “independent” according to the above standard.

SUPPORTING STATEMENT

      In its most recent proxy statement, MBNA stated that two-thirds of the Directors ... are “independent of management ...” This two-thirds includes the widow and son of the prior CEO, two attorneys affiliated with firms that serve MBNA, and a prior coordinating partner of MBNA’s public auditor. Several decisions made by these directors fail a reasonable test of how an independent board acting independently would act:

•	The Board approved “agreements” with the CEO and one other Director, which committed MBNA to provide them for life with an office, an assistant, a secretary, medical benefits, security services, and use of the corporate aircraft; and to provide these benefits for life to the CEO’s wife “following his death.” These benefits clearly exceed corporate norms.

•	The Board also approved stock compensation to the CEO and his predecessor that we believe is excessive. It made restricted stock grants in the past three years to the prior chairman and the current CEO totaling more than $115 million; last year alone the CEO was granted options valued at $23 million, and he exercised options for a gain of $22 million.

•	The Board has also taken a number of steps contrary to the terms of shareholder-approved stock plans for the benefit of senior executives: accelerating restricted stock grant dates; accelerating restricted stock “vesting;” substituting accelerated cash payments for dividends not yet declared on restricted stock not yet granted; and waiving restrictions on restricted shares.

      This cascade of irregular capital and cash awards was made in the context of a compensation program that otherwise paid management generously. We believe it reflects a Board with personal and business ties to the Company that have compromised obligations to shareholders in the governance of executive compensation.

      We urge shareholders to vote for this Resolution and, thus, demand that the Board be comprised of a substantial majority of truly independent Directors.”

BOARD OF DIRECTORS’ RESPONSE

      The Board agrees that the Board should be comprised of a substantial majority of independent directors and, as suggested by the proposal, that executive compensation should be reduced. The Board has made several changes.

      First, the composition of the Board is changing. Two directors, including one director who is not independent, decided to retire as directors of the Corporation. The Board anticipates adding two new independent directors to the Board later in 2004 following the Annual Meeting of Stockholders. The Governance Committee has engaged a director search firm to assist in identifying and screening potential candidates.

      Second, the Board has adopted categorical standards for independence of directors in response to the new independence rules adopted by the New York Stock Exchange. These standards are attached as Appendix B to this Proxy Statement. The Board has determined that five of the seven directors nominated for reelection are independent under these standards and under the new New York Stock Exchange rules. The Board’s determination is discussed under “Corporate Governance — Independence of Directors” on pages 8 and 9 of this Proxy Statement.

      Third, the Compensation Committee of the Board hired an independent compensation consultant to review senior executive compensation and approved changes that reduced executive compensation for 2003 and plans further changes that will result in additional reductions for 2004. These changes are discussed under “Compensation Committee Report on Executive Compensation” beginning on page 14 of this Proxy Statement. The Compensation Committee also approved an employment and retirement agreement with Mr. Cawley that replaces the agreement executed in November 2002 and limits the benefits criticized in the proposal. This new agreement is discussed under “Employment and Retirement Agreement” on page 24 of this Proxy Statement.

      The Board believes it is taking the actions appropriate to ensure that the Board is comprised of a substantial majority of independent directors and to ensure that the levels of executive compensation are appropriate. With these actions, the Board believes it is addressing the concerns raised by the proposal and therefore the proposal is unnecessary.

      The affirmative vote of a majority of the shares cast at the meeting is required to approve the proposal.

      The Board recommends a vote AGAINST this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 and related regulations require our directors, executive officers, and anyone holding more than 10% of our common stock to report their initial ownership of common stock and any changes in that ownership to the Securities and Exchange Commission. In January 2003, due to an administrative error by the Corporation, three executive officers failed to file an accurate Form 4 on a timely basis with respect to one transaction. The Corporation granted stock options and restricted stock to each of the three executive officers — John J. Hewes, Janine D. Marrone and Penelope J. Taylor — on January 7, 2003. A Form 4 was filed the following day for each of the three executives, but due to the Corporation’s error each of the Form 4 filings failed to disclose the respective grants of restricted stock. The error was discovered and an amended Form 4 reflecting the grant of restricted stock was filed for each of the three executives on January 16, 2003 (five business days past the due date of the original Form 4 filings). On January 6, 2004, a Form 4 was filed to report the granting of stock options to Dr. Markowitz and the acquisition of common stock by Dr. Markowitz upon the exercise of previously issued stock options. The amount of securities beneficially owned by Dr. Markowitz was incorrectly reported in the Form 4 filing because it failed to include 15,000 shares of common stock indirectly owned by Dr. Markowitz on account of his marriage in December 2003. An amended Form 4 correcting the error was filed on March 1, 2004.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

      Stockholder proposals to be included in our proxy material for the 2005 Annual Meeting of Stockholders must be received at our principal executive offices not later than November 15, 2004.

      With respect to any other stockholder proposals, one of our Bylaws provides that no business, including a nomination for election as a director, may be brought before an annual meeting of stockholders by any stockholder unless the stockholder has given written notice of the business to the Corporation’s Secretary not later than 90 days prior to the anniversary date of the previous year’s annual meeting. For the 2005 Annual Meeting of Stockholders, this deadline is February 2, 2005. The notice must include certain information concerning the stockholder, the business the stockholder proposes to bring before the meeting and, in the case of a nomination for director, the nominee. A copy of our Bylaws is available on our website (www.mbna.com/investor) and may be obtained from the Secretary of the Corporation at 1100 North King Street, Wilmington, Delaware 19884.

OTHER BUSINESS

      As of the date of this Proxy Statement, we do not intend to bring any other matter before the meeting requiring action of the stockholders, nor do we have any information that any other matter will be brought before the meeting. However, if any other matter requiring the vote of the stockholders properly comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment in the interest of the Corporation.

IMPORTANT NOTICE REGARDING DELIVERY OF

SECURITY HOLDER DOCUMENTS

      The Securities and Exchange Commission now permits corporations to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the corporation provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common shares, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

ANNUAL REPORT ON FORM 10-K

      We will provide without charge to each person solicited for a proxy, on the written request of any such person, a copy of our Annual Report on Form 10-K for our most recently completed fiscal year. Requests should be directed to John W. Scheflen, Secretary, at 1100 North King Street, Wilmington, Delaware 19884.

March 15, 2004

Appendix A

MBNA Corporation

MBNA America Bank, N.A.
MBNA America (Delaware), N.A.

Audit Committee

CHARTER

Organization

      The Audit Committee is a committee of the Board of Directors of MBNA Corporation (the “Corporation”) and MBNA America Bank, N.A. and MBNA America (Delaware), N.A. (the “Banks”) and is authorized to perform its functions for and on behalf of these entities. The Committee shall have at least three members, one of whom shall act as chairman of the Committee. The members and the chairman of the Committee will be appointed each year by the Board and shall serve at the pleasure of the Board and for such term or terms as the Board may determine. Members of the Committee, including the chairman, shall meet the independence, experience and other requirements of the New York Stock Exchange and banking regulations as applicable. At least one member of the Committee shall be a “financial expert” as defined by Section 407 of the Sarbanes-Oxley Act of 2002, or if no member qualifies, the required disclosure shall be made providing the reasons therefor.

      No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee, and discloses this determination in the Corporation’s annual proxy statement.

      The Committee shall meet at least quarterly. A majority of members is required for a quorum. The Committee shall maintain minutes of each meeting and provide them to all members of the Board, and shall report on matters considered at Committee meetings to the Board at the next quarterly Board meeting. The Committee shall meet at least quarterly separately with management, separately with the internal auditors and separately with the independent auditors to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately.

Purpose

      The purposes of the Audit Committee are to:

1.	assist Board oversight of (i) the integrity of the Corporation’s and the Banks’ financial statements, (ii) the Corporation’s and the Banks’ compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Corporation’s and the Banks’ internal audit function and independent auditors; and

2.	prepare the Audit Committee Report as required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

      The function of the Committee is oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance activities and other matters, as the Board deems appropriate. The Committee’s role is limited to this oversight. The management of the company is responsible for the preparation and presentation of the company’s financial statements and the integrity and objectivity of such information. Management and the internal auditors are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls designed to assure compliance with accounting standards and applicable laws and regulations.

The independent auditors are responsible for conducting audits and reviews of the company’s financial statements in accordance with generally accepted auditing standards.

Duties and Responsibilities

      1. With respect to the internal auditors, the Committee shall:

(a)	review the internal audit plan each year, and any significant changes to the plan during the year

(b)	ensure that the Corporate Auditor has full access to the company’s books, records and personnel

(c)	review all reports from the Corporate Auditor

(d)	review progress of the internal audit group

(e)	review any major issues as to the adequacy of the company’s internal controls, and any special audit steps adopted in light of material control deficiencies

(f)	review reports on any significant internal fraud issues

(g)	review the performance and independence of the Corporate Auditor

(h)	review regulatory reports and management’s response to regulators’ recommendations

      2. The independent auditors are accountable to the Board and the Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting). With respect to the independent auditors, the Committee shall:

(a)	annually appoint the independent auditors

(b)	review and approve audit scope, fees and terms of engagement, as well as all non-audit engagements

(c)	at least annually receive from the independent auditors a formal written statement describing: the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding 5 years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; (to assess the auditors’ independence) all relationships between the auditors and the company, including each non-audit service provided to the company and the matters set forth in Independence Standards Board No. 1 and discuss with the auditors any disclosed relationships or services that may impact the quality of the audit services or the auditors’ objectivity and independence; and compliance with the independence standards of Section 10A(b) of the Securities Exchange Act of 1934

(d)	review and evaluate the qualifications, performance and independence of the auditors’ lead partner

(e)	discuss with management the timing and process for implementing the rotation of the lead audit partner and the reviewing partner, and consider whether there should be a regular rotation of the audit firm itself

(f)	take into account the opinions of management and the company’s internal auditors in assessing the independent auditors’ qualifications, performance and independence

(g)	evaluate the performance of the independent auditors and, if so determined by the Committee, replace the independent auditors

(h)	establish hiring policies for employees or former employees of the independent auditors

      3. The Committee shall review with management and the independent auditors the annual audited financial statements and quarterly financial statements and other financial reporting matters, including:

(a)	the Corporations’ disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

(b)	significant transactions which are not a normal part of the company’s operations

(c)	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the company’s selection or application of accounting principles

(d)	significant adjustments proposed by the independent auditors, including any such adjustments not made

(e)	analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements

(f)	the selection, application and disclosures of critical accounting policies

(g)	effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the company’s financial statements

(h)	the matters required to be discussed with the independent auditors by Statement of Auditing Standards No. 61, “Communications With Audit Committees” including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements

(i)	any difficulties encountered by the independent auditors in the course of the audit work, including any restriction on the scope of their activities or on access to requested information, and any significant disagreements with management

(j)	instances where management has obtained second opinions from other auditors, any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise), and any communications between the audit team and the auditors’ national office regarding auditing or accounting issues presented by the engagement

(k)	any management or internal control letter issued, or proposed to be issued, by the independent auditors and management’s response thereto

(l)	discussion of earnings press releases, as well as the types of financial information and earnings guidance (if any) provided to analysts and rating agencies

(m)	discussion of guidelines and policies governing the process by which senior management assesses and manages the company’s exposure to risk, and the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures

(n)	the responsibilities, budget and staffing of the company’s internal audit function

      4. The Committee shall approve the Audit Committee Report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

      5. The Committee shall establish procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by MBNA people of concerns regarding questionable accounting or auditing matters.

Performance Evaluation

      The Committee shall produce and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s charter deemed necessary or desirable by the Committee. The performance evaluation shall be conducted in such manner as the Committee deems appropriate, and may be a written or oral report.

Delegation to Subcommittee

      The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members of the Committee.

Resources and Authority

      The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including resources and the authority to select, retain, terminate, and approve the fees and other retention terms of independent counsel and other advisors, including outside auditors for special audits, reviews and other procedures, as it deems appropriate, and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties, without seeking the approval of the Board or management.

Appendix B

MBNA Corporation

Categorical Standards

       To be considered independent under the New York Stock Exchange rules on corporate governance, the Board must determine that a director has no direct or indirect material relationship with MBNA. The Board has established categorical standards set forth below to assist it in making independence determinations and may make a general disclosure if a director meets these standards. Any determination of independence for a director who does not meet these standards will be specifically disclosed.

Employment and Compensatory Relationships:

•	The employment by MBNA of a director or the employment as an executive officer of an immediate family member of a director is a material relationship until three years after the termination of such employment relationship.

•	The receipt by a director or an immediate family member of a director of more than $100,000 per year in direct compensation from MBNA, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than compensation received by an immediate family member for services as a non-executive employee is a material relationship until three years after he or she ceases to receive more than $100,000 per year in such compensation.

•	Other employment, consulting and compensatory relationships are not material relationships.

Relationships with Auditor:

•	A director who is affiliated with or employed by a present or former (internal or external) auditor of MBNA or a director whose immediate family member was affiliated with or employed in a professional capacity by a present or former (internal or external) auditor of MBNA is not independent until three years after the end of the affiliation or the employment or auditing relationship.

•	Other auditor and accounting relationships are not material relationships.

Other Board Relationships:

•	A director (or an immediate family member of a director) who is employed as an executive officer of another company where any of MBNA’s executives served on that company’s board of director’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•	Other board and committee relationships are not material. For example, if a director were employed in a non-executive capacity at a company on whose board one of MBNA’s executives serves, this would not be considered a material relationship.

Commercial and Charitable Relationships:

•	A director who is an affiliate, executive officer or employee (or whose immediate family member is an affiliate or executive officer) of a company (other than charitable organizations, but including organizations with which MBNA has endorsing, affinity, co-branding or similar relationships) that makes payments to, or receives payments from, MBNA for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after falling below such threshold.

B-1

•	A director who (or whose immediate family member) is an affiliate or executive officer of another company which is indebted to MBNA, or to which MBNA is indebted, where the amount of indebtedness to the other is five percent (5%) or more of the total consolidated assets of the company he or she served as an affiliate or executive officer is not independent until three years after falling below such threshold.

•	A director who is an executive officer of a charitable or other non-profit organization (including, without limitation, an educational institution) where MBNA’s (or its affiliated charitable foundation’s) annual charitable contributions to the charitable or other non-profit organization are two percent (2%) or more of that organization’s total annual charitable receipts is not independent until three years after the making of such contribution.

•	Other commercial relationships (including industrial, banking, accounting, consulting and legal relationships) and other charitable relationships are not material relationships.

Other Matters:

•	Direct or indirect ownership of even a significant amount of MBNA stock by a director who is otherwise independent as a result of the application of the foregoing standards will not, by itself, bar an independence finding as to such director.

      For purposes of these categorical standards, (i) “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such director’s home; provided that when applying the three year look-back provisions, those who are no longer immediate family members as a result of legal separation or divorce, or because they have died or become incapacitated need not be considered; and (ii) “affiliate” includes a general partner of a partnership, a managing member of a limited liability company or a greater than 10% shareholder of a corporation.

B-2

MBNA CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Stuart L. Markowitz, William B. Milstead and Michael Rosenthal, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the common stock of MBNA Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on May 3, 2004 and at any adjournment thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

     The Board of Directors recommends a vote FOR proposal 1.

1.	Election of Directors

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY
to vote for all nominees listed below

NOMINEES:	James H. Berick, Benjamin R. Civiletti, Bruce L. Hammonds, William L. Jews, Randolph D. Lerner, Stuart L. Markowitz, William B. Milstead

INSTRUCTION: To withhold authority to vote for any individual nominee, strike out that nominee’s name.

     The Board of Directors recommends a vote FOR proposal 2.

2.	Ratification of Appointment of Independent Auditors

☐ FOR	☐ AGAINST	☐ ABSTAIN

(continued on reverse side)

(continued from front)

The Board of Directors recommends a vote AGAINST proposals 3 and 4.

3.	Stockholder Proposal (Item 3 in Proxy Statement)

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Stockholder Proposal (Item 4 in Proxy Statement)

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Transaction of whatever other business may properly be brought before the meeting.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.

     Please sign exactly as name appears below. When shares are held jointly, any co-owner may sign unless the Secretary of the Corporation has been given notice to the contrary and has been furnished with a copy of the order or instrument that so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Dated: , 2004 Signature: Please mark, sign, date and return this proxy card promptly in the enclosed envelope.